EXHIBIT 10.3

CONTRIBUTION AGREEMENT

By and Between

FIFTH AVENUE 58/59 ACQUISITION CO. L.P.

(“Fifth Avenue”)

and

BOSTON PROPERTIES LIMITED PARTNERSHIP

(“BPLP”)

Dated as of May 23, 2008

ARTICLE 1 — DEFINITIONS		1
1.1	Defined Terms.	1
1.2	Interpretation.	4

ARTICLE 2 — CONTRIBUTION AND RELATED TRANSACTIONS		4
2.1	Transactions and Deliveries at the Closing.	4
2.2	Closing Date.	5
2.3	Issuance of OPUs.	5

ARTICLE 3 — REPRESENTATIONS AND WARRANTIES OF FIFTH AVENUE		5
3.1	Organization, Good Standing and Authority.	6
3.2	Authorization and Binding Effect.	6
3.3	Contributed Equity Interest.	6
3.4	Conflicting Agreements and Other Matters.	6
3.5	Litigation, Proceedings, etc.	7
3.6	No Default or Violation.	7
3.7	Governmental Consents.	7
3.8	Certain Actions.	7
3.9	Accredited Investor.	7
3.10	Investment For Own Account.	8
3.11	Access to Information.	8
3.12	Unregistered Securities.	8
3.13	List of Partners.	9

ARTICLE 4 — REPRESENTATION AND WARRANTIES OF PARTNERSHIP		9
4.1	Organization, Good Standing and Authority.	9
4.2	Authorization and Binding Effect.	9
4.3	Conflicting Agreements and Other Matters.	10
4.4	Litigation, Proceedings, etc.	10
4.5	No Default or Violation.	10
4.6	Governmental Consents.	11
4.7	No Bankruptcy Proceedings.	11
4.8	OPUs.	11
4.9	Tax Status.	11

ARTICLE 5 — COVENANTS OF FIFTH AVENUE		11
5.1	Investor Questionnaire.	11
5.2	Registration Rights and Lock-Up Agreement.	11
5.3	Partnership Agreement.	12
5.4	W-9.	12
5.5	Distributions.	12
5.6	Delivery of Tax Information.	12
5.7	Transfer Taxes and Transaction Costs.	13

ARTICLE 6 — COVENANTS OF PARTNERSHIP		13
6.1	Admission of Additional Limited Partners.	13

6.2	Registration Rights and Lock-Up Agreement.	13
6.3	Tax Protection Agreement.	14
6.4	Distributions.	14

ARTICLE 7 — CONDITIONS PRECEDENT TO FIFTH AVENUE’S OBLIGATION TO CLOSE		14
7.1	Amendment to the Partnership Agreement	14
7.2	Registration Rights and Lock-Up Agreement	14
7.3	Tax Protection Agreement	14
7.4	Assignment Agreement	14

ARTICLE 8 — CONDITIONS PRECEDENT TO PARTNERSHIP’S OBLIGATION TO CLOSE		14
8.1	Offering of OPUs	14
8.2	Existing Mezzanine Loans	14
8.3	Registration Rights and Lock-Up Agreement	14
8.4	Tax Protection Agreement	14
8.5	Limited Partner Signature Page	15
8.6	Assignment Agreement	15

ARTICLE 9 — MISCELLANEOUS		15
9.1	Integration; Waiver.	15
9.2	Governing Law.	15
9.3	Captions Not Binding: Schedules and Exhibits.	15
9.4	Binding Effect.	15
9.5	Severability.	15
9.6	Notices.	15
9.7	Counterparts.	17
9.8	Additional Agreements: Further Assurances.	17
9.9	Construction.	17
9.10	Expense.	17
9.11	Disclosure.	17

ii

SCHEDULE A	LIST OF FIFTH AVENUE’S PARTNERS
EXHIBIT A	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	INVESTOR QUESTIONNAIRE
EXHIBIT C	REGISTRATION RIGHTS AND LOCK-UP AGREEMENT
EXHIBIT D	AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
EXHIBIT E	TAX PROTECTION AGREEMENT
EXHIBIT F	LIMITED PARTNER SIGNATURE PAGE

CONTRIBUTION AGREEMENT

THIS AGREEMENT (“Agreement”), is made as of the 23rd day of May, 2008, by and between FIFTH AVENUE 58/59 ACQUISITION CO. L.P., a Delaware limited partnership (“Fifth Avenue”), with an address at c/o Macklowe Properties, 767 Fifth Avenue, New York, NY 10153-0023, and BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, having an address c/o Boston Properties, Inc., Prudential Center, 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199 (“BPLP”).

W I T N E S S E T H :

A.	Prior to the consummation of the transactions contemplated by this Agreement, Fifth Avenue will have acquired pursuant to that certain Contribution Agreement by and among Fifth Avenue and 767 Venture, LLC, a Delaware limited liability company (the “Company”), dated as of the date hereof (the “JV Contribution Agreement”), a membership interest in the Company (the “Equity Interest”); and

B.	Fifth Avenue desires to contribute, transfer and assign to BPLP, and BPLP desires to acquire, subject to the terms and conditions stated herein, the Equity Interest.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BPLP and Fifth Avenue hereby agree as follows:

ARTICLE 1 — DEFINITIONS

1.1 Defined Terms. The following terms as used in this Agreement will have the meanings attributed to them as set forth below unless the context clearly requires another meaning. The terms set forth do not constitute all of the defined terms set forth in this Agreement.

(a) “Agreement” means this Contribution Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

(b) “Assignment Agreement” means the Assignment and Assumption Agreement in the form attached hereto as Exhibit A.

(c) “BPLP” shall have the meaning specified in the preamble to this Agreement.

(d) “BPLP’s Knowledge” means the actual, and not constructive, knowledge of any of Mortimer B. Zuckerman, Robert Selsam and Matthew Mayer (but none of such individuals shall have any personal liability hereunder for any representations or warranties made by BPLP to BPLP’s Knowledge).

(e) “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other government actions to close.

(f) “Boston Properties” means Boston Properties, Inc., a Delaware corporation and the general partner of BPLP, or any successor to Boston Properties, Inc. pursuant to a merger, consolidation, business combination, reclassification or reorganization.

(g) “Closing” shall mean the closing of the transactions contemplated by Article 2 hereof.

(h) “Closing Date” shall mean the date of the Closing, which shall be immediately after Fifth Avenue acquires the Equity Interest pursuant to the JV Contribution Agreement.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations thereunder.

(j) “Common Stock” means shares of Boston Properties common stock, par value $0.01 per share, or the common stock of any successor to Boston Properties pursuant to a merger, consolidation, business combination, reclassification or reorganization.

(k) “Company” shall have the meaning specified in the recitals to this Agreement.

(l) “Credit Line Loan” shall have the meaning assigned to such term in the Tax Protection Agreement.

(m) “Debt Financed Distribution” shall have the meaning set forth in Section 2.1 of this Agreement.

(n) “Equity Interest” shall have the meaning set forth in the recitals to this Agreement.

(o) “Fifth Avenue” shall have the meaning set forth in the preamble to this Agreement.

(p) “Fifth Avenue’s Knowledge” means the actual, and not constructive, knowledge of any of Harry Macklowe and William Macklowe (but none of such individuals shall have any personal liability hereunder for any representations or warranties made by Fifth Avenue to Fifth Avenue’s Knowledge).

(q) “Governmental Entity” means any agency, bureau, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(r) “Individual Legal Costs” means the legal fees and expenses incurred, respectively, by BPLP and Fifth Avenue and their respective affiliates in connection with the transactions contemplated herein. Individual Legal Costs include, without limitation, all legal fees and expenses associated the Transaction Documents.

(s) “Investor Questionnaire” means the Investor Questionnaire in substantially the form attached hereto as Exhibit B.

(t) “Law” means any constitutional provision, federal, state or local law, statute, ordinance, rule or regulation or any Order of any Governmental Entity (including, without limitation, environmental and tax laws).

(u) “Lien” means, with respect to any property or asset, any mortgage, pledge, encumbrance, charge or security interest of any kind in or on such property or asset or the revenue or income therefrom and “Liens” means each and every Lien, collectively.

(v) “Limited Partner Signature Page” means the Limited Partner Signature Page in substantially the form attached hereto as Exhibit F.

(w) “Lock-Up Period” shall have the meaning set forth is Section 5.2 of this Agreement.

(x) “OPUs” means the common units of limited partnership interests of BPLP to be issued by BPLP to Fifth Avenue pursuant to Section 2.1 hereof.

(y) “Order” means any decree, injunction, judgment, order, ruling, assessment or writ, including, without limitation, any executive mandate of any Governmental Entity.

(z) “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of BPLP dated as of June 29, 1998, as amended.

(aa) “Partnership Amendment” means the next sequentially numbered amendment to the Partnership Agreement as of the Closing Date in substantially the form attached hereto as Exhibit D, pursuant to which the OPUs are issued to Fifth Avenue in accordance with this Agreement and Fifth Avenue is admitted as a limited partner of BPLP.

(bb) “Person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a governmental agency or political subdivision thereof.

(cc) “Qualified Credit Line Guaranty” means the guaranty of the Credit Line Loan provided for in the Tax Protection Agreement.

(dd) “Registration Rights and Lock-Up Agreement” means the Registration Rights and Lock-up Agreement in substantially the form attached hereto as Exhibit C.

(ee) “Related Party” means, with respect to any person or entity, any other person or entity whose ownership of Common Stock would be attributed to the first such person or entity under either Code Section 544 (as modified by Code Section 856(h)(1)(B)) or Code Section 318 (as modified by Code 856(d)(5)).

(ff) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

(gg) “Tax Protection Agreement” means the Tax Protection Agreement of even date herewith between the Company, Fifth Avenue and BPLP in substantially the form attached hereto as Exhibit E.

(hh) “Transaction Documents” shall mean collectively, this Agreement, the Tax Protection Agreement, the Partnership Amendment, the Investor Questionnaire and the Registration Rights and Lock-Up Agreement.

(ii) “Transfer Taxes” shall have the meaning set forth in Section 5.7 hereof.

(jj) “Treasury Regulation” means a regulation promulgated by the United States Treasury Department pursuant to the Code.

1.2 Interpretation. When the context in which words are used in this Agreement indicates that such is the intent, singular words shall include the plural and vice versa and masculine words shall include the feminine and the neuter genders and vice versa. References to Articles, Sections, Exhibits, Schedules or other subdivisions are to the appropriate subdivisions of this Agreement unless the context otherwise requires. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit, Schedule or other subdivision.

ARTICLE 2 — CONTRIBUTION AND RELATED TRANSACTIONS

2.1 Transactions and Deliveries at the Closing. On the Closing Date, the parties shall cause the following transactions to occur, and related documents to be fully executed and delivered, in the following order:

(a) BPLP shall close on the Credit Line Loan and obtain aggregate loan proceeds equal to the amount of the Debt Financed Distribution and Fifth Avenue and Harry Macklowe will enter into a Qualified Credit Line Guaranty.

(b) Fifth Avenue shall contribute, transfer and assign to BPLP, and BPLP shall accept, by execution and delivery of the Assignment Agreement, subject to the terms and conditions stated herein, the Equity Interest.

(c) In consideration of and immediately upon the contribution of the Equity Interest to BPLP, BPLP shall:

(i) transfer TWO HUNDRED MILLION DOLLARS ($200,000,000) to Fifth Avenue by wire transfer of immediately available funds to one or more accounts to be designated by Fifth Avenue (the “Debt Financed Distribution”), it being agreed by the parties that the Debt Financed Distribution shall be funded solely with proceeds from the Credit Line Loan and is intended by the parties to qualify as a “debt-financed transfer” under Treasury Regulations Section 1.707-5(b); and

(ii) issue to Fifth Avenue a number of OPUs calculated by dividing TEN MILLION AND 00/100 DOLLARS ($10,000,000) by the average closing price of a share of Common Stock on the New York Stock Exchange for the five (5) trading days immediately preceding the Closing Date (the “Closing Day Value”).

2.2 Closing Date. The Closing shall occur on the Closing Date at the same location as the closing of the transactions contemplated by the JV Contribution Agreement or at such other place in the Borough of Manhattan, City, County and State of New York, as the parties may designate. Time shall be of the essence to the Closing Date under this Agreement.

2.3 Issuance of OPUs.

(a) Fifth Avenue shall execute and deliver a Limited Partner Signature Page, BPLP shall execute and deliver the Partnership Amendment evidencing issuance to Fifth Avenue of the number of OPUs required to be issued pursuant to Section 2.1 hereof, and Fifth Avenue shall thereupon be admitted as a limited partner of BPLP with an initial capital account equal to TEN MILLION AND 00/100 DOLLARS ($10,000,000).

(b) Delivery of OPUs to Fifth Avenue is expressly conditioned upon Fifth Avenue delivering to BPLP an Investor Questionnaire properly completed and executed.

(c) Fifth Avenue agrees to indemnify, save and hold harmless BPLP and its partners, officers, employees, agents, attorneys, representatives and their respective affiliates from and against from and against any and all costs, losses, taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, and attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing, incurred in connection with, arising out of, resulting from or incident to (1) any document prepared or distributed by Fifth Avenue to, or other communications with, any of its partners in connection with the transactions contemplated by this Agreement, including documents, if any, distributed in connection with the consent or election of any of its partners, provided, however, that the foregoing shall not apply to information supplied by BPLP in writing to Fifth Avenue as specified in the Investor Questionnaire and (2) obligations or liabilities of Fifth Avenue to any current or former partner, employee, consultant or agent on account of such person’s present or former interest in or right to participate in the revenues or profits of Fifth Avenue. This indemnification shall be unlimited as to amount and shall survive for a period of five (5) years after the date hereof.

ARTICLE 3 — REPRESENTATIONS AND WARRANTIES OF FIFTH AVENUE

Assuming the consummation of the transactions contemplated by this Agreement, Fifth Avenue represents and warrants to BPLP as of the date hereof as follows:

3.1 Organization, Good Standing and Authority. Fifth Avenue is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and it is authorized to consummate the transactions contemplated hereby and by the other Transaction Documents to which it is a party and fulfill all of its obligations hereunder, under the Transaction Documents and under all documents contemplated hereunder or thereunder to be executed by it, and has all necessary power to execute and deliver this Agreement, the other Transaction Documents to which it is a party and all documents contemplated hereunder or thereunder to be executed by it, and to perform all of its obligations hereunder or thereunder.

3.2 Authorization and Binding Effect. This Agreement and all documents contemplated hereunder (including all of the other Transaction Documents) to be executed by Fifth Avenue when executed and delivered will have been duly authorized by all requisite action on the part of Fifth Avenue and its partners and are, or will be upon execution and delivery, as applicable, the valid and legally binding obligations of Fifth Avenue enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

3.3 Contributed Equity Interest. As of the Closing Date and immediately prior to the contribution of the Equity Interest to BPLP as contemplated hereby, Fifth Avenue will be the sole owner of the Equity Interest. Prior to the consummation of the transactions contemplated hereby, Fifth Avenue will not encumber the Equity Interest or transfer the Equity Interest to any person other than BPLP. As of the Closing Date (but prior to the consummation of the transactions contemplated hereby), Fifth Avenue will own the Equity Interest beneficially and of record free and clear of any Liens, and will have full power and authority to transfer the Equity Interest free and clear of any Liens.

3.4 Conflicting Agreements and Other Matters. Neither the execution and delivery of this Agreement, the other Transaction Documents or any other instrument or agreement contemplated hereunder or thereunder by Fifth Avenue nor fulfillment and compliance with the terms and provisions hereof and thereof, nor the assignment of the Equity Interests to BPLP, nor the acquisition of the OPUs as contemplated by this Agreement will:

(a) violate any provisions of Law having applicability to Fifth Avenue or any of its properties or assets;

(b) conflict with or result in a violation of any provisions of the partnership agreement of Fifth Avenue;

(c) require any consent, approval, filing or notice under, or conflict with or result in a breach of or constitute a default under or accelerate any right under any note, bond, mortgage, license, indenture or loan or credit agreement, or any other agreement or instrument to which Fifth Avenue is a party or by which any of its properties or assets are bound; or

(d) conflict with any Order by which Fifth Avenue or any of its properties or assets are bound.

3.5 Litigation, Proceedings, etc. There is no action, suit, notice of violation, proceeding, or investigation pending or, to Fifth Avenue’s Knowledge, threatened against or affecting Fifth Avenue or any of its properties or assets before or by any Governmental Entity which:

(a) challenges the legality, validity or enforceability of this Agreement or any of the other Transaction Documents; or

(b) would, individually or in the aggregate, impair the ability of Fifth Avenue to perform fully and on a timely basis any obligations hereunder or thereunder.

3.6 No Default or Violation. Fifth Avenue has not received written notice that it is:

(a) in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which its properties or assets are bound, except such defaults or violations as could not reasonably be expected, individually or in the aggregate, to (i) adversely affect the validity or enforceability of this Agreement or the other Transaction Documents or (ii) have a material adverse effect on the transactions contemplated hereby or by the other Transaction Documents;

(b) in violation of any Order of any Governmental Entity, except such violations as could not reasonably be expected, individually or in the aggregate, to (i) adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents or (ii) have a material adverse effect on the transactions contemplated hereby or by the other Transaction Documents;

(c) in violation of any Law, except such violations as could not reasonably be expected, individually or in the aggregate, to (i) adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents or (ii) have a material adverse effect on the transactions contemplated hereby or by the other Transaction Documents;

3.7 Governmental Consents. No authorization, consent, approval, waiver, license, qualification or formal exemption from, nor any filing, declaration, qualification or registration with, any Governmental Entity is required to be made or obtained by Fifth Avenue in connection with the execution, delivery or performance by Fifth Avenue of this Agreement or the other Transaction Documents.

3.8 Certain Actions. Fifth Avenue has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of its properties or assets; (d) suffered the attachment or other judicial seizure of its properties or assets; (e) admitted in writing its inability to pay its debts when they come due; or (f) made any offer of settlement or composition to its creditors generally.

3.9 Accredited Investor. Fifth Avenue is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Fifth Avenue understands the risks of, and other considerations relating to, the acquisition of the OPUs. Fifth Avenue by reason of its business and financial experience, together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in the OPUs:

(a) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of an investment in BPLP and of making an informed investment decision;

(b) is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests;

(c) is capable of bearing the economic risk of such investment; and

(d) in making its decision to enter into this Agreement and the other Transaction Documents has conducted its own due diligence, has been represented by competent counsel and financial advisors and has not relied on oral or written advice from BPLP or Boston Properties or their respective affiliates, representatives, or agent or on representations or warranties of BPLP or Boston Properties other than those set forth in this Agreement or the other Transaction Documents.

3.10 Investment For Own Account. The OPUs to be acquired by Fifth Avenue as contemplated hereby will be acquired for its own account for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein.

3.11 Access to Information. Fifth Avenue has been afforded:

(a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of BPLP concerning the terms and conditions of the issuance of OPUs;

(b) access to information about BPLP and its financial condition and results of operations sufficient to evaluate its investment in OPUs; and

(c) the opportunity to obtain such additional information which BPLP possesses that is necessary to verify the accuracy and completeness of the representations and warranties of BPLP set forth in this Agreement.

3.12 Unregistered Securities. Fifth Avenue acknowledges that:

(a) the OPUs to be acquired by it hereunder have not been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws;

(b) BPLP’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Fifth Avenue contained herein and in the Investor Questionnaire;

(c) such OPUs, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available;

(d) there is no public market for such OPUs; and

(e) BPLP has no obligation or intention to register such OPUs for resale under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. Fifth Avenue hereby acknowledges that because of the restrictions on transfer or assignment of such OPUs to be issued hereunder which are set forth in this Agreement and in the Partnership Agreement, it may have to bear the economic risk of the investment commitment evidenced by this Agreement and any OPUs purchased hereby for an indefinite period of time, although (i) under the terms of the Partnership Agreement, OPUs may be redeemed after the first anniversary of their issuance at the request of the holder thereof for cash or (at the option of Boston Properties) for Common Stock and (ii) the holder of any such Common Stock issued upon a presentation of OPUs for redemption will be afforded certain rights to have such Common Stock registered under the Securities Act and applicable state securities laws under the Registration Rights and Lock-Up Agreement.

3.13 List of Partners. Schedule A hereto sets forth a true, correct and complete list of the partners of Fifth Avenue and their respective general and/or limited partnership interests therein.

ARTICLE 4 — REPRESENTATION AND WARRANTIES OF PARTNERSHIP

Assuming the consummation of the transactions contemplated by this Agreement, BPLP represents and warrants to Fifth Avenue as of the date hereof as follows:

4.1 Organization, Good Standing and Authority. BPLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and it is authorized to consummate the transactions contemplated hereby and by the other Transaction Documents to which it is a party and fulfill all of its obligations hereunder and thereunder, and under all documents contemplated hereunder or thereunder to be executed by it, and has all necessary power to execute and deliver this Agreement, the Transaction Documents to which it is a party and all documents contemplated hereunder to be executed by it, and to perform all of its obligations hereunder or thereunder.

4.2 Authorization and Binding Effect. This Agreement and all documents contemplated hereunder (including all of the other Transaction Documents) to be executed by BPLP when executed and delivered will have, been duly authorized by all requisite action on the part of BPLP and its partners and are, or will be upon execution and delivery, as applicable, the valid and legally binding obligations of BPLP enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

4.3 Conflicting Agreements and Other Matters. Neither the execution and delivery of this Agreement, the other Transaction Documents or any other instrument or agreement contemplated hereunder or thereunder by BPLP nor fulfillment and compliance with the terms and provisions hereof and thereof, nor the issuance of the OPUs as contemplated by this Agreement will:

(a) violate any provisions of Law having applicability to BPLP or any of its properties or assets;

(b) conflict with or result in a violation of any provisions of the Partnership Agreement;

(c) require any consent, approval, filing or notice under, or conflict with or result in a breach of or constitute a default under or accelerate any right under any note, bond, mortgage, license, indenture or loan or credit agreement, or any other agreement or instrument to which BPLP is a party or by which any of its properties or assets are bound; or

(d) conflict with any Order by which BPLP or any of its properties or assets are bound.

4.4 Litigation, Proceedings, etc. There is no action, suit notice of violation, proceeding, or investigation pending or, to BPLP’s Knowledge, threatened against or affecting BPLP or Boston Properties or any of their respective properties or assets before or by any Governmental Entity which:

(a) challenges the legality, validity or enforceability of this Agreement or any of the other Transaction Documents; or

(b) would, individually or in the aggregate, impair the ability of BPLP to perform fully and on a timely basis any obligations hereunder or thereunder.

4.5 No Default or Violation. BPLP has not received notice that it is:

(a) in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which its properties or assets are bound, except such defaults or violations as could not reasonably be expected, individually or in the aggregate, to (i) adversely affect the validity or enforceability of this Agreement or the other Transaction Documents or (ii) have a material adverse effect on the transactions contemplated hereby or by the other Transaction Documents;

(b) in violation of any Order of any Governmental Entity, except such violations as could not reasonably be expected, individually or in the aggregate, to (i) adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents or (ii) have a material adverse effect on the transactions contemplated hereby or by the other Transaction Documents; or

(c) in violation of any Law, except such violations as could not reasonably be expected, individually or in the aggregate, to (i) adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents or (ii) have a material adverse effect on the transactions contemplated hereby or by the other Transaction Documents.

4.6 Governmental Consents. No authorization, consent, approval, waiver, license, qualification or formal exemption from, nor any filing, declaration, qualification or registration with, any Governmental Entity is required to be made or obtained by BPLP in connection with the execution, delivery or performance by BPLP of this Agreement or the other Transaction Documents.

4.7 No Bankruptcy Proceedings. BPLP’s assets are not in the hands of a receiver nor is an application for appointment of a receiver pending, nor has BPLP made an assignment for the benefit of creditors, or filed, or had filed against it, any petition in bankruptcy.

4.8 OPUs. The OPUs to be issued to Fifth Avenue hereunder have been duly authorized for issuance to Fifth Avenue and, upon such issuance, will be validly issued. There are no restrictions on the transfer of the OPUs to be issued by BPLP hereunder other than those contained in this Agreement, the Partnership Agreement, the Registration Rights and Lock-Up Agreement and those arising from federal and applicable state securities laws. Under the terms of the Partnership Agreement, Fifth Avenue as a limited partner of BPLP will not have any obligation to make capital contributions to BPLP.

4.9 Tax Status. BPLP qualifies as a partnership for Federal income tax purposes and is, and has been since the date of its formation, not taxable as a corporation under the Code.

ARTICLE 5 — COVENANTS OF FIFTH AVENUE

5.1 Investor Questionnaire. Fifth Avenue shall deliver to BPLP at or prior to the execution of this Agreement an Investor Questionnaire in substantially the form attached hereto as Exhibit B properly completed executed. Fifth Avenue shall also deliver to BPLP, upon BPLP’s reasonable request, such other information, certificates and materials as BPLP may reasonably request in connection with offering the OPUs without registration under the Securities Act and the securities laws of applicable states and other jurisdictions.

5.2 Registration Rights and Lock-Up Agreement. Fifth Avenue agrees that for a period of one (1) year from the Closing Date (the date of original issuance of the OPUs hereunder), without the prior written consent of Boston Properties, it will not offer, pledge, sell, contract to sell, grant any options for the sale of, seek the redemption of or otherwise dispose of, directly or indirectly (collectively, “Dispose of” and any related action a “Disposition”), any OPUs acquired by Fifth Avenue pursuant to this Agreement (the “Lock-up Period”); provided, however, that the foregoing shall not prevent Fifth Avenue from (i) negotiating for the sale of OPUs where neither the obligation to sell nor the obligation to buy becomes binding until the expiration of the Lock-up Period or (ii) delivering a Redemption Notice (as defined in the Partnership Agreement) in respect of any OPUs during the last ten (10) business days of the Lock-up Period (i.e. such that the redemption will not take place until the expiration of the Lock-up Period). At or prior to the Closing, Fifth Avenue shall deliver to BPLP a Registration Rights and Lock-Up Agreement in substantially the form attached hereto as Exhibit C executed by Fifth Avenue.

5.3 Partnership Agreement. Fifth Avenue acknowledges that it shall be bound by and subject to all terms of the Partnership Agreement. At or prior to the Closing, Fifth Avenue shall deliver to BPLP an executed Limited Partner Signature Page in substantially the form attached hereto as Exhibit F.

5.4 W-9. Fifth Avenue shall deliver a Form W-9 and any other information and items which may be reasonably required to be delivered by Fifth Avenue, at the Closing, pursuant to the terms hereof, including such additional instruments, affidavits, certificates and other assurances as are reasonably required by Partnership in order to effectuate the transactions contemplated hereunder.

5.5 Distributions. Fifth Avenue agrees that it shall not be entitled to receive any distributions from the Company other than as provided for in the JV Contribution Agreement. With respect to OPUs to be issued by BPLP to Fifth Avenue at the Closing, Fifth Avenue shall be entitled to receive pro rata distributions for the portion of the fiscal quarter of 2008 commencing on the Closing Date on the OPUs held by Fifth Avenue on the record date for distributions declared on the common units of limited partnership interest in BPLP for such quarter, with the pro-ration being based on the number of days the OPUs are outstanding during the quarter as a percentage of the total number of days in the quarter.

5.6 Delivery of Tax Information. In connection with the issuance of OPUs to Fifth Avenue, Fifth Avenue shall, or shall cause its outside accountants, Eisner LLP (the “Accountants”), to, deliver to BPLP at Fifth Avenue’s sole cost and expense, the following information:

(a) The depreciation and amortization schedules for the assets constituting the properties contributed to the Company pursuant to the JV Contribution Agreement, as kept for both book and tax purposes, showing original basis and accumulated depreciation or amortization as of the Closing Date;

(b) The basis information as of the Closing Date (computed for both book and tax purposes, if different) for all non-depreciable, non-amortizable assets that are components of the properties contributed to the Company pursuant to the JV Contribution Agreement;

(c) The 2007 Schedule L for 767 Fifth Avenue, L.P., a Delaware limited partnership of which Fifth Avenue is a disregarded subsidiary for U.S. federal income tax purposes, with supporting tax depreciation and tax amortization schedules.

(d) A description of the assumed liabilities, including whether or not each such liability constitutes a “qualified liability” for purposes of Treasury Regulations Section 1.707-5, the basis upon which any such liability does qualify, and any applicable supporting analysis or documentation; and

(e) The purchase and sale agreement for the assets referenced in Section 5.6(a) and 5.6(b) hereof, pursuant to which such assets were acquired, any purchase price allocation prepared in connection with such purchase and all supporting cost segregation analysis and documentation.

Fifth Avenue shall, and shall instruct the Accountants to, cooperate with BPLP with respect to any questions BPLP might have regarding the schedules and information described in this Section 5.6. For the avoidance of doubt, Fifth Avenue is not making any representation regarding, and is not warranting, the accuracy of any of the items provided pursuant to this Section 5.6.

In connection with the issuance of OPUs to Fifth Avenue, Fifth Avenue shall provide reasonable assistance to Boston Properties to enable Boston Properties to prepare its tax returns. Fifth Avenue shall notify Boston Properties, in writing, of any audits that could affect the amounts shown on the returns of BPLP for any taxable period. The provisions of this Section 5.6 shall survive the Closing.

5.7 Transfer Taxes and Transaction Costs. At the Closing, Fifth Avenue and BPLP shall execute, acknowledge, deliver and file all such returns (or, if required by ACRIS E-tax procedures, an electronic version thereof) as may be necessary to comply with Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, and the New York City Real Property Transfer Tax Law (Admin. Code Article 21) and the regulations applicable thereto (collectively, as the same may be amended from time to time, the “Transfer Tax Laws”). The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the “Transfer Taxes”. Fifth Avenue shall pay at Closing (or cause to be paid at Closing) to the appropriate governmental authority the Transfer Taxes payable by Fifth Avenue in connection with the consummation of the transactions contemplated by this Agreement. Fifth Avenue acknowledges that the Transfer Taxes it pays pursuant to this Section 5.7 and Section 16(a) of the JV Contribution Agreement shall be on aggregate consideration of $2,800,000,000, i.e., for purposes of the Transfer Tax Laws, the consideration for the transfer of the Equity Interest under this Agreement plus the consideration for the transfer of the GM Building under the JV Contribution Agreement shall equal $2,800,000,000.

ARTICLE 6 — COVENANTS OF PARTNERSHIP

6.1 Admission of Additional Limited Partners. Upon the Closing, Boston Properties as the general partner of BPLP shall (i) consent to the admission of Fifth Avenue as an Additional Limited Partner (as such term is defined in the Partnership Agreement) to BPLP and (ii) upon execution and delivery by Fifth Avenue of a Limited Partner Signature Page in substantially the form of Exhibit F attached hereto agreeing to be bound by all terms and conditions of the Partnership Agreement, execute an Amendment to the Partnership Agreement in substantially the form of Exhibit D attached hereto admitting Fifth Avenue as an Additional Limited Partner to BPLP.

6.2 Registration Rights and Lock-Up Agreement. Upon the Closing, Boston Properties shall execute and deliver to Fifth Avenue a Registration Rights and Lock-Up Agreement in substantially the form attached hereto as Exhibit C.

6.3 Tax Protection Agreement. Upon the Closing, BPLP shall execute and deliver to Fifth Avenue a Tax Protection Agreement in substantially the form attached hereto as Exhibit E.

6.4 Distributions. Fifth Avenue will receive pro rata distributions payable for the portion of the fiscal quarter of 2008 commencing on the Closing on all outstanding OPUs held by Fifth Avenue on the record date for distributions declared on the common units of limited partnership interest in BPLP for such quarter, with the pro-ration being based on the number of days the OPUs are outstanding during the quarter as a percentage of the total number of days in the quarter.

ARTICLE 7 — CONDITIONS PRECEDENT TO FIFTH AVENUE’S OBLIGATION TO CLOSE

7.1 Amendment to the Partnership Agreement. Boston Properties shall have executed and delivered the Partnership Amendment.

7.2 Registration Rights and Lock-Up Agreement. Boston Properties shall have executed and delivered the Registration Rights and Lock-Up Agreement.

7.3 Tax Protection Agreement. BPLP shall have executed and delivered to Fifth Avenue the Tax Protection Agreement.

7.4 Assignment Agreement. BPLP shall have executed and delivered the Assignment Agreement.

ARTICLE 8 — CONDITIONS PRECEDENT TO PARTNERSHIP’S OBLIGATION TO CLOSE

8.1 Offering of OPUs. There shall have been no change in any securities or related law or interpretation, nor any change in Fifth Avenue’s status as an “accredited investor” under the Securities Act that would render consummation of the conveyance of the Equity Interest for OPUs as contemplated by this Agreement a violation of any such laws or interpretations thereof.

8.2 Existing Mezzanine Loans. The Company or a direct or indirect subsidiary shall have purchased a portion of the Existing Mezzanine Loans (as defined in Section 2(d) of the JV Contribution Agreement) having an outstanding principal amount of approximately $294,000,000 for cash consideration in the amount of approximately $263,130,000.

8.3 Registration Rights and Lock-Up Agreement. Fifth Avenue shall have executed and delivered the Registration Rights and Lock-Up Agreement.

8.4 Tax Protection Agreement. Fifth Avenue shall have executed and delivered to BPLP the Tax Protection Agreement.

8.5 Limited Partner Signature Page. Fifth Avenue shall have executed and delivered the Limited Partner Signature Page.

8.6 Assignment Agreement. Fifth Avenue shall have executed and delivered the Assignment Agreement.

ARTICLE 9 — MISCELLANEOUS

9.1 Integration; Waiver. This Agreement, the Exhibits hereto, and the other Transaction Documents embody and constitute the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all prior agreements, term sheets, understandings, representations and statements, oral or written. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with the obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

9.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and to be performed wholly in that state without reference to conflicts of laws principles.

9.3 Captions Not Binding: Schedules and Exhibits. The captions in this Agreement are inserted for reference only and in no way defined, describe or limit the scope or intent of this Agreement or of any provisions hereof. All Schedules and Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

9.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.5 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time delivered), or sent by United States certified mail, return receipt requested, postage prepaid (any notice or communication so sent being deemed to have been received two (2) Business Days after mailing in the United States), with failure or refusal to accept delivery to constitute delivery for all purposes of this Agreement, addressed to the respective parties as follows:

if to BPLP:

c/o Boston Properties, Inc.

599 Lexington Avenue

New York, NY 10022

Attention: Robert E. Selsam and Matthew Mayer

Facsimile: (212) 326-4041

with a copy to:

Boston Properties, Inc.

Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199

Attention: General Counsel

Facsimile: (617) 421-1556

and

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Ettore Santucci

Facsimile: (617) 523-1231

and

Proskauer Rose LLP

1585 Broadway

New York, NY 10036-8299

Attention: Ronald Sernau

Facsimile: (212) 969-2900

if to Fifth Avenue:

c/o Macklowe Properties

767 Fifth Avenue

New York, New York 10153-0023

Attention: William S. Macklowe

Facsimile: (212) 554-5890

with a copy to:

Macklowe Properties

767 Fifth Avenue

New York, New York 10153-0023

Attention: General Counsel

Facsimile: (212) 554-5890

and:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert J. Sorin, Esq.

Facsimile: (212) 859-4000

9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

9.8 Additional Agreements: Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the transactions contemplated hereby; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

9.9 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

9.10 Expense. Each party shall be responsible for its own Individual Legal Costs whether or not the transactions contemplated hereby are consummated.

9.11 Disclosure. BPLP and Boston Properties shall have the right to attach a copy of this Agreement as an exhibit to one or more of their respected required filings with the Securities and Exchange Commission on Form 8-K or Form 10-Q and to otherwise comply with the requirements of all applicable securities laws as they relate to the disclosure of the transactions contemplated by this Agreement, and no such filings made pursuant to this Section 9.11 shall be deemed a violation by BPLP or Boston Properties of the terms of the JV Contribution Agreement or the confidentiality agreement that is referred to in Section 29(a) thereof. The provisions of this Section 9.11 shall survive the Closing or the termination hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the date first above written.

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:	Boston Properties, Inc.
Its:	General Partner

By:	/s/ Mortimer B. Zuckerman
Name:	Mortimer B. Zuckerman
Title:	Chairman

FIFTH AVENUE 58/59 ACQUISITION CO. L.P.

By:	Fifth Avenue 58/59 Acquisition Co. GP Corp.
Its:	General Partner

By:	/s/ William Macklowe
Name:	William Macklowe
Title:	Vice President

[Signature Page to Contribution Agreement]